LEVEL 3 COMMUNICATIONS, INC.


                             OUTPERFORM STOCK OPTION


                             MASTER AWARD AGREEMENT

                             Index of Defined Terms

                                                    Page No.


Accounting Firm                                         6
Adjusted Price                                          1
Affiliate                                               10
Aggregate Percentage S&P Performance                    1
Agreement                                               1
Annualized Percentage Company Stock Price Performance   4
Annualized Percentage S&P Performance                   4
Award                                                   1
Award Date                                              1
Award Letter                                            1
Award Shares                                            1
Cause                                                   5
Change in Control                                       2
Code                                                    5
Committee                                               1
Company                                                 1
Duration                                                4
Excise Tax                                              6
Exercise Consideration                                  3
Exercise Date                                           1
Fair Market Value                                       9
Grantee                                                 1
Gross-Up Payment                                        6
Multiplier                                              4
NASDAQ                                                  9
Outperform Percentage                                   4
Payment                                                 6
Period                                                  1
Permanent Total Disability                              2
Plan                                                    1
S&P End Number                                          3
S&P Start Number                                        3
Section 409A                                            10
Stock                                                   3
Stock End Number                                        3
Stock Start Number                                      3
Trading Day                                             9
Underpayment                                            7

                          LEVEL 3 COMMUNICATIONS, INC.
                             OUTPERFORM STOCK OPTION
                             MASTER AWARD AGREEMENT

     THIS OUTPERFORM STOCK OPTION MASTER AWARD AGREEMENT (the "Agreement") is dated as of July 1, 2005, between Level 3 Communications, Inc., a Delaware corporation (the "Company"), and the individual whose name appears on the signature page to this Agreement (the "Grantee"), an "Employee" as defined in the Company's 1995 Stock Plan (as amended from time to time) (the "Plan").

     WHEREAS, the Company, pursuant to a grant of authority from the Compensation Committee of the Company's Board of Directors (the "Committee"), may, from time to time, grant to the Grantee a certain number of "Outperform Stock Options" (each grant an "Award"), as described below, pursuant to the Plan.

         NOW, THEREFORE, the parties agree as follows:

     1. Grants of Awards. Pursuant to the provisions of Section 8.1 of the Plan, the Company, from time to time in its sole discretion, may grant Awards to the Grantee relating to a specified number of Outperform Stock Options that, under certain circumstances and in accordance with the terms hereof, may result in the Grantee having the right to acquire shares of common stock of the Company, par value $.01 per share (the "Award Shares"). Each Award will be evidenced by an Outperform Stock Option Award Letter (an "Award Letter") in the form attached as Exhibit A hereto (or such other form as approved by the Company), which sets forth the date of the Award (the "Award Date"), the number of Outperform Stock Options that are the subject of the Award, and the "Initial Price" of the Award Shares covered by the Award. This Agreement sets forth general terms and conditions applicable to all Awards granted on, or after the date hereof.

     2.  Terms and Conditions of Awards

     2.1. Adjustment of Initial Price. The "Adjusted Price" shall be the Initial Price, adjusted upward or downward as of the date of exercise of an Outperform Stock Option (the "Exercise Date"), by a percentage equal to the aggregate percentage increase or decrease (expressed as a whole percentage point followed by three decimal places) in the Standard and Poor's 500 Index over the period (the "Period") beginning on the Trading Day immediately preceding the relevant Award Date and ending on the Trading Day immediately preceding the relevant Exercise Date (the "Aggregate Percentage S&P Performance"). For purposes of determining the Aggregate Percentage S&P Performance with respect to any Period, the Standard and Poor's 500 Index as of the first day of the Period shall be deemed to equal the closing value of such index on the Trading Day immediately preceding the Award Date, and the Standard and Poor's 500 Index on the last day of the Period shall be deemed to equal the average closing value of such index over the ten-consecutive-Trading Day period immediately preceding the Exercise Date. Notwithstanding anything in this Agreement to the contrary, under no circumstances will the Adjusted Price be less than the Initial Price. In addition, if the provisions


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of this Section 2.1 would cause the  Adjusted  Price to be less than the Initial
Price, the Adjusted Price shall be fixed at the Initial Price.

     2.2. Term. The term of each Award shall be four (4) years from the grant date set forth in the related Award Letter (subject to such shorter period as set forth in Section 4 hereof), after which the Award and any unexercised Outperform Stock Options thereunder shall expire.

     2.3. Vesting and Exercisability. Subject to Section 2.4 hereof, the Outperform Stock Options granted under an Award shall become vested as follows. With respect to each Award in which the Award Date is on and after the date of this Agreement, the Outperform Stock Options granted thereunder shall vest over a period of two years after the Award Date, with the first 1/2 of the total number of Outperform Stock Options under the Award (rounded to the nearest whole share) vesting on the day preceding the first anniversary of the Award Date, and the remainder vesting at the rate of 1/8 of the total number of Outperform Stock Options (rounded to the nearest whole share) on the last day of each three (3) calendar months after the first anniversary of the Award Date, such that the last 1/8 of the Outperform Stock Options under the Award will become fully vested on the day preceding the second anniversary of the Award Date. Vested Outperform Stock Options shall be fully exercisable as of and after the vesting date.

     2.4. Accelerated Vesting and Exercisability.

     (a) Notwithstanding anything herein or in the Plan to the contrary, in the event that the Grantee dies, retires (in accordance with the Company's Retirement Benefit), or suffers a "Permanent Total Disability" (as defined in the following sentence), each Award and all Outperform Stock Options thereunder shall thereupon become fully vested and fully exercisable. The Grantee shall be considered to have suffered a Permanent Total Disability if the Committee determines that the Grantee is permanently unable to earn any wages in the same or other employment.

     (b) Notwithstanding anything herein or in the Plan to the contrary, and in accordance with the authority granted to the Committee in Section 9.2(b) of the Plan, on the effective date of a "Change in Control" (as defined in the Plan),
(i) each Award shall be canceled as to any unexercised Outperform Stock Options, and (ii) the Company or its successor shall pay to the Grantee in consideration thereof an amount of cash equal to the value of any unexercised Outperform Stock Options (regardless of whether the Outperform Stock Options were theretofore vested), assuming for this purpose that each Outperform Stock Option had been exercised at the price and on the day during the prior 60-day period ending on the effective date of the Change in Control which produces the highest such value, and (iii) any required withholding related to such payment shall be satisfied by withholding the appropriate amount of cash from such payment.

     2.5. Exercise. Subject to the limitations in Sections 2.2 and 2.3 hereof, each Outperform Stock Option which is vested and exercisable may be exercised by the Grantee, in whole or in part, by written, electronic, or telephonic notice to the Company or its designated agent, in the form as may be approved from time to time by the Committee. The notice must be delivered or made by the Grantee, unless (i) the Grantee is disabled or otherwise incapacitated, in which case the notice must be delivered or made by the Grantee's court-appointed legal guardian, (ii) the Grantee has died, in which case the notice must be delivered or made by a court-appointed representative of the Grantee's estate, or the heirs or legatees to whom the Award has passed, or (iii) the Grantee has properly transferred the Award in accordance with Section 5, in which case the notice must be delivered or made by such transferee or the transferee's legal representative, estate, heirs or legatees, as applicable. The notice must specify the Award and the number of Award Shares with respect to such Award which are being exercised. The Exercise Date shall be considered to be the date on which the exercise notice is actually received by the Company or its designated agent, or, if the exercise notice is actually received by the Company or its designated agent after the close of trading of Company's common stock, par value $.01 per share, (the "Stock"), on the Trading Day following the day the exercise notice is so received by the Company or its designated agent.

     2.6. Consideration. Upon exercise of Outperform Stock Options, the Company shall deliver or pay to the Grantee with respect to and in cancellation of each Outperform Stock Option exercised, consideration (the "Exercise Consideration") equal to the product obtained when (a) the Fair Market Value (as defined in Section 9.1) of a share of Stock as of the day prior to the Exercise Date , less the Adjusted Price for the relevant Award Shares, is multiplied by (b) the Multiplier (as defined in Section 2.7 below) . The Exercise Consideration may be paid in (a) cash, (b) Stock or (c) any combination of cash or Stock, at the Committee's sole and absolute discretion. In the event that the Company elects to pay some or all of the Exercise Consideration in Stock, the number of shares of Stock to be delivered shall be determined by dividing that portion of the Exercise Consideration to be paid in Stock by the Fair Market Value of a share of Stock as of the day prior to the Exercise Date. The payment of the Exercise Consideration shall be, in each case, subject to withholding in accordance with
Section 9.5.

     2.7. Multiplier. For purposes of this Section 2.7, the following terms are defined:

(a) "S&P Start Number" means the closing value of the Standard and Poor's 500 Index on the Trading Day immediately preceding the relevant Award Date.

(b) "S&P End Number" means the simple arithmetic average of the closing value of the Standard and Poor's 500 Index over the ten-consecutive-Trading Day period immediately preceding the Exercise Date.

(c) "Stock Start Number" means the Fair Market Value of the Stock on the Trading Day immediately preceding the relevant Award Date.

(d) "Stock End Number" means the simple arithmetic average of the Fair Market Value of the Stock over the ten-consecutive-Trading Day period immediately preceding the Exercise Date.

(e) "Duration" means the length of the relevant Period, measured in years and fractions of years (expressed as a whole number followed by three decimal places).

(f) "Annualized Percentage S&P Performance" means the annualized increase (or decrease) between the S&P Start Number and the S&P End Number over the Period (expressed as a whole percentage point followed by three decimal places), captured by the following formula:


                       S&P End Number - S&P Start Number         x     100%
                       ----------------------------------------------------
                                    S&P Start Number               Duration

(g) "Annualized Percentage Company Stock Price Performance" means the annualized increase (or decrease) between the Stock Start Number and the Stock End Number over the Period (expressed as a whole percentage point followed by three decimal places), captured by the following formula:


                       Stock End Number - Stock Start Number     x       100%
                       ------------------------------------------------------
                                    Stock Start Number                Duration


The "Multiplier" shall be based on the "Outperform Percentage," which is the excess, if any, of the Annualized Percentage Company Stock Price Performance over the Annualized Percentage S&P Performance. The Multiplier shall be expressed as a whole number and decimals, rounded to three decimal places, and be determined as follows:

With respect to each Award that has an Award Date that is on or after the date of this Agreement:

         If Outperform Percentage is:           The Multiplier will equal:

         0% or less                                       0

         More than 0%
         but less than 11%             The Outperform Percentage multiplied by
                                       100 multiplied by 4/11.  (E.g., if
                                       Outperform Percentage = 5%,  the
                                       Multiplier = 5.000 times  4/11 = 1.818)

         11% or more                                          4.000

In no event will the Multiplier exceed 4.000 for Awards in which the Award Date is on or after the date of this Agreement.

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

     3. Exempt 162(m) Treatment. The terms and conditions relating to Awards are designed so that each Award will qualify as performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and the provisions of this Agreement shall be construed accordingly. Consequently, if at the time of any purported exercise of an Award by the Grantee, the Grantee is a "covered employee" within the meaning of
Section 162(m) of the Code, such purported exercise shall not be effective prior to the time that the Company's shareholders have issued such approvals, and such other actions have been taken as may be required, to qualify the Award as such performance-based compensation.

     4. Termination of Employment/Expiration of Award.

     4.1. Unvested Outperform Stock Options. Awards shall expire as to any unvested Outperform Stock Options as of the date the Grantee ceases to be employed by the Company or any of its Affiliates for any reason (after taking into account any accelerated vesting upon termination of employment pursuant to
Section 2.4).

     4.2. Vested Outperform Stock Options. Each Award shall expire as to all vested Outperform Stock Options on the earliest of:

     a) The fourth anniversary of the related Award Date.

     b) The first anniversary of the Grantee's death or Disability.

     c) The date the Grantee's employment with the Company and all of its subsidiaries is terminated by the Company for "Cause," as defined in
     Section 4.3 below.

     d) If the Grantee ceases to be employed by the Company and all of its Affiliates for any reason other than death, Disability or termination for "Cause," the 180th day following cessation of employment or the date the relevant Outperform Stock Options first become exercisable, subject to
     Section 4.2(a) above.

     4.3. Cause. The Grantee shall be considered to have been terminated by the Company for Cause if the Grantee's termination is on account of (i) the Grantee's conviction of or pleading guilty or no contest to a felony, (ii) the habitual use of drugs (including alcohol) which adversely affects Grantee's job performance, or (iii) engaging in willful misconduct or willful neglect which is injurious to the Company; provided, however, that the Committee may in its discretion change from time to time the circumstances which constitute Cause, so long as any such change is communicated to the Grantee prior to any purported termination of the Grantee for Cause. Whether the Grantee has been terminated for the reasons listed in clauses (ii) or (iii) above shall be determined in good faith by the Committee. If the Grantee voluntarily terminates Grantee's employment at a time when circumstances constituting Cause exist with respect to the Grantee (as determined by the Committee good faith), the

Committee may in its discretion treat the Grantee's termination as being by the Company for Cause.

     5. Non-Transferability. Except as specifically allowed by the Committee in writing, an Award and the related Outperform Stock Options shall not be transferable other than by will or the laws of descent and distribution, and Outperform Stock Options may be exercised, during the lifetime of the Grantee, only (i) by the Grantee or (ii) on the Grantee's behalf by a court-appointed legal guardian. More particularly (but without limiting the generality of the foregoing), except as provided above an Award, Outperform Stock Options, and the right to receive Exercise Consideration may not be assigned, transferred, pledged or hypothecated in any way, shall not be assignable by operation of law, and shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of an Award, Outperform Stock Options, or the right to receive Exercise Consideration contrary to the provisions hereof and the levy of any execution, attachment or similar process upon an Award, Outperform Stock Options, or the right to receive Exercise Consideration shall be null and void and without effect.

     6. Changes in Capital Structure, Etc. Section 9.1 of the Plan shall apply to each Award, provided that no action may be taken by the Committee pursuant thereto which would prevent a Pooling Transaction from qualifying as such.

     7. Golden Parachute Gross-Up.

     (a) In the event it is determined (as hereafter provided) that any payment or distribution by the Company to or for the benefit of the Grantee pursuant to the terms of the Agreement, whether paid or payable or distributed or distributable, including without limitation the lapse or termination of any restriction on or the vesting or exercisability of an Award or Outperform Stock Options granted under the Agreement (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest and penalties, are hereafter collectively referred to as the "Excise Tax"), then the Grantee will be entitled to receive an additional payment or payments (a "Gross-Up Payment") in an amount equal to the Excise Tax plus any penalties or taxes imposed on the Grantee by virtue of such Gross-Up Payment such that, after payment by the Grantee of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, the Grantee retains the full value of an Award and the Outperform Stock Options thereunder, with the exception of any regular income taxes owed by the Grantee on account of exercise of Outperform Stock Options.

     (b) Subject to the provisions of Section 7(d) hereof, all determinations required to be made under this Agreement, including whether an Excise Tax is payable by the Grantee and the amount of such Excise Tax and whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, will be made by an outside "Big 4" or similar international accounting firm chosen by the Company (the "Accounting Firm"). The Grantee will direct the Accounting Firm to submit its determination and detailed supporting calculations to both the

Company and the Grantee within 15 calendar days after the date of the Change in Control, and any other such time or times as may be requested by the Company or the Grantee. If the Accounting Firm determines that any Excise Tax is payable by the Grantee, the Company will pay the required Gross-Up Payment to the Grantee within five business days after receipt of such determination and calculations. If the Accounting Firm determines that no Excise Tax is payable by the Grantee, it will, at the same time as it makes such determination, furnish the Grantee with an opinion (addressed to both the Grantee and the Company) or other evidence reasonably acceptable to the Grantee that the Grantee has substantial authority not to report any Excise Tax on the Grantee's federal, state, local income or other tax return. Any determination by the Accounting Firm as to the amount of the Gross-Up Payment will be binding upon the Company and the Grantee. As a result of the uncertainty in the application of Section 4999 of the Code (or any successor provision thereto) and the possibility of similar uncertainty regarding applicable state or local tax law at the time of any determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (an "Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts or fails to pursue its remedies pursuant to Section 7(d) hereof and the Grantee thereafter is required to make a payment of any Excise Tax, the Grantee will direct the Accounting Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Company and the Grantee as promptly as possible. The amount of any such Underpayment will be promptly paid by the Company to, or for the benefit of, the Grantee within five business days after receipt of such determination and calculations.

     (c) The Company and the Grantee will each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or the Grantee, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determination contemplated by Section 7(b) hereof.

     (d) The federal, state and local income and other tax returns filed by the Grantee will be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax payable by the Grantee. The Grantee will make proper payment of the amount of any Excise Tax, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of the Grantee's federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Company, evidencing such payment. If prior to the filing of the Grantee's federal income tax return, or corresponding state and local tax return, if relevant, the Accounting Firm determines that the amount of the Gross-Up Payment should be reduced, the Grantee will within five business days pay to the Company the amount of such reduction.

     (e) The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by Sections 7(b) and (d) hereof will be borne by the Company. If such fees and expenses are initially advanced by the Grantee, the Company will reimburse the Grantee the full amount of such fees and expenses within five business days after receipt from the Grantee of a statement therefor and reasonable evidence of his payment thereof.

     (f) The Grantee will notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification will be given as promptly as practicable but no later than 10 business days after the Grantee actually receives notice of such claim and the Grantee will further apprise the Company of the nature of such claim and the date on which such claim is requested to be paid (in each case, to the extent known by the Grantee). The Grantee will not pay such claim prior to the earlier of (a) the expiration of the 30-calendar-day period following the date on which he gives such notice to the Company, and (b) the date that any payment of an amount with respect to such claim is due. If the Company notifies the Grantee in writing prior to the expiration of such period that it desires to contest such claim, the Grantee will (i) provide the Company with any written records or documents in the Grantee's possession relating to such claim reasonably requested by the Company, (ii) take such action in connection with contesting such claim as the Company will reasonably request in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by the Company, (iii) cooperate with the Company in good faith in order effectively to contest such claim, and (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company will bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest and will indemnify and hold harmless the Grantee, on an after-tax basis, from and against any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this Section 7(f), the Company may, at its option, control all proceedings taken in connection with the contest of any claim contemplated by this Section 7(f) and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim (provided, however, that the Grantee may participate therein at his own cost and expense) and may, at its option, either direct the Grantee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Grantee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company will determine; provided, however, that if the Company directs the Grantee to pay the tax claimed and sue for a refund, the Company will advance the amount of such payment to the Grantee on an interest-free basis and will indemnify and hold the Grantee harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance; and provided further, however, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Grantee with respect to which the contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of any such contested claim will be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Grantee will be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

     (g) If, after the receipt by the Grantee of an amount advanced by the Company pursuant to Section 7(f) hereof, the Grantee receives any refund with respect to such claim, the Grantee will (subject to the Company's complying with the requirements of Section 7(f) hereof) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto). If, after the receipt by the Grantee of an amount advanced by the Company pursuant to Section 7(f) hereof, a determination is made that the Grantee will not be entitled to any refund with respect to such claim and the Company does not notify the Grantee in writing of its intent to contest such denial or refund prior to the expiration of 30 calendar days after such determination, then such advance will be forgiven and will not be required to be repaid and the amount of such advance will offset, to the extent thereof, the amount of Gross-Up Payment required to be paid pursuant to this Agreement.

     (h) If Grantee takes action to enforce this Section 7 against the Company (which for this purpose shall include making preparations for taking such enforcement action), and such enforcement action is in whole or part successful (whether by decision of a court or arbitrator, by settlement, by mutual agreement of Grantee and the Company, or otherwise), the Company shall promptly pay directly or, at Grantee's election, reimburse Grantee for, all legal and other expert fees and expenses incurred by Grantee in connection with such action.

     8. General. Subject to the provisions of Section 2.6 with respect to the form of the payment of the Exercise Consideration, the Company shall at all times during the term of this Agreement reserve and keep available such number of shares of Stock as will be sufficient to satisfy the requirements of this Agreement, shall pay all original issue and transfer taxes with respect to the issue and transfer of shares of Stock pursuant hereto and all other fees and expenses necessarily incurred by the Company in connection therewith, and will from time to time use its best efforts to comply with all laws and regulations which, in the opinion of counsel for the Company, shall be applicable thereto.

     9. Miscellaneous

     9.1. Fair Market Value and Trading Day. For purposes of this Agreement, the "Fair Market Value" of the Stock shall mean as of any date of determination (i) the closing price per share of Stock on the national securities exchange on which the Stock is principally traded as of 4:15 pm New York City Time, or (ii) if the Stock is not listed or admitted to trading on any such exchange, the last sale price of a share of Stock as reported by the NASD, Inc. Automated Quotation ("NASDAQ") system, or (iii) if the Stock is not then listed on any securities exchange and prices therefore are not then quoted in the NASDAQ system, then the value determined by the Committee in good faith. The term "Trading Day" means any day on which the Stock is traded, as contemplated by subsection (i) or (ii) above.

     9.2. No Stockholder Rights. The Grantee shall not have any of the rights of a stockholder with respect to the Award Shares resulting from any Award prior to the issuance of Stock, if any, to the Grantee upon the due exercise of the Outperform Stock Options.

     9.3. No Abrogation of Company's Rights. Nothing in this Agreement shall confer upon the Grantee any right to continued employment with the Company or interfere in any way with the right of the Company to terminate the Grantee's employment at any time. The transfer of employment between any combination of the Company and any Affiliate of the Company shall not be deemed a termination of employment.

     9.4. Effect of the Plan. The terms and provisions set forth in the Plan are incorporated herein by reference as if they were set forth herein; provided, however, that in the event of a direct conflict between the terms of the Plan and the terms of this Agreement, the terms of this Agreement shall govern. Reference to provisions of the Plan are to such provisions as they shall be subsequently amended or renumbered; provided that no amendment to the Plan which adversely affects an Award shall be effective as to that Award without the written consent of the Grantee. The Grantee acknowledges that a current version of the Plan is available on the Company's intranet site, and the Company agrees to supply to the Grantee a paper copy of the current version of the Plan upon the Grantee's request.

     9.5. Withholding. Notwithstanding anything contained herein to the contrary, other than Subsection 2.4(b)(iii) and Section 7, no payment shall be made to a Grantee upon the exercise of Outperform Stock Options until provision has been made for the satisfaction of all required withholding in accordance with the Plan.

     9.6. Plan and Agreement Govern. Although any information sent to or made available to the Grantee concerning the Plan and this Award is intended to be an accurate summary of the terms and conditions of the Award, this Agreement and the Plan are the authoritative documents governing the Award and any inconsistency between the Agreement and the Plan, on one hand, and any other summary information, on the other hand, shall be resolved in favor of the Agreement and the Plan.

     9.7. Affiliate. The term "Affiliate" shall have the mean ascribed to it in the Plan.

     9.8. Amendments. Notwithstanding anything herein to the contrary, this Agreement may be amended by the Committee from time to time without the consent of the Grantee to the extent the Committee deems it appropriate to cause this Agreement and/or each Award hereunder to comply with Section 409A of the Internal Revenue Code of 1986, as amended ("Section 409A") (including the distribution requirements thereunder) or be exempt from Section 409A and/or the tax penalty under Section 409A(a)(1)(B).

     IN WITNESS WHEREOF, this Agreement is executed by the Grantee and by an authorized officer on behalf of the Company, as of the date first above written.

                                           LEVEL 3 COMMUNICATIONS, INC.



                                           BY:
                                           ITS:




                                           GRANTEE:
                                                   (Please sign)


                                           Name:
                                                   (Please print)


                                               Date of Hire:

                                    EXHIBIT A

                          LEVEL 3 COMMUNICATIONS, INC.
                      OUTPERFORM STOCK OPTION AWARD LETTER

     This Outperform Stock Option Award (the "Award") when taken together with the Master Award Agreement dated as of July 1, 2005 (the "Master Agreement") constitutes an award to the individual whose name appears on the signature line below (the "Grantee") of Outperform Stock Options with respect to the shares of common stock of Level 3 Communications, Inc. (the "Common Stock") under the Level 3 Communications, Inc. 1995 Stock Plan (as amended from time to time).

     The terms and conditions of this Award are set forth below and in the Master Agreement, the provisions of which are incorporated herein by reference.

A.   The date of grant of this Award is __________ (the "Award Date").

B. The number of Outperform Stock Options with respect to which this Outperform Stock Option Award Letter relates pursuant to Section 2.3(b) of the Master Agreement is __________.

C. The Initial Price per share for each Award Share covered by this Award is $__________.

                                            LEVEL 3 COMMUNICATIONS, INC.


                                            BY:
                                            ITS:



                                            GRANTEE: